Exhibit 4.1

THE SECURITIES (INCLUDING THE COMMON STOCK WHICH MAY BE PURCHASED HEREUNDER) REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

THE SECURITIES (INCLUDING THE COMMON STOCK WHICH MAY BE PURCHASED HEREUNDER) REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH IN AN INVESTMENT AGREEMENT, DATED AS OF November 9, 2023, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE COMPANY.

Issue Date: November 15, 2023 (the “Issue Date”)

CERTIFICATE NO. PW-1

KORE GROUP HOLDINGS, INC.

Common Stock Purchase Warrant (Penny Warrant)

KORE Group Holdings, Inc., a Delaware corporation (the “Company”), for value received, hereby certifies that Searchlight IV KOR, L.P., a Delaware limited partnership (the “Holder”), subject to the terms and conditions hereof, shall be entitled to purchase from the Company, at any time and from time to time after the Issue Date and on or prior to the close of business on November 15, 2033 (the “Expiration Date”), 11,800,000 fully paid and nonassessable shares (individually, a “Warrant Share” and collectively, the “Warrant Shares”) of common stock, par value $0.0001 per share, of the Company (the “Common Stock”), at a price per share equal to the Exercise Price. The number of Warrant Shares and the Exercise Price are subject to adjustment as provided herein, and all references to “Warrant Shares” and “Exercise Price” herein shall be deemed to include any such adjustment or series of adjustments.

This warrant (this “Warrant”) is being issued by the Company to the Holder in connection with the transactions contemplated by that certain Investment Agreement, dated as of November 9, 2023, by and between the Company and the Holder (the “Investment Agreement”). The following terms used herein shall have the meanings set forth below when used in this Warrant:

“Adjustment Event” has the meaning set forth in Section 6.10.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such specified Person. The term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), when used with respect to a specified Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such specified Person, whether through the ownership of voting securities, by contract, or otherwise. Notwithstanding the foregoing, (i) the Company, its Subsidiaries and its other Affiliates shall not be considered Affiliates of the Holder or any of its Affiliates (other than the Company, its Subsidiaries and the Company’s other Affiliates) and (ii) the Holder shall not be considered an Affiliate of any Portfolio Company in which Searchlight Capital Partners, L.P. or any of its investment fund Affiliates has an equity investment.

“Automatic Exercise” has the meaning set forth in Section 1.6.

“beneficially own” and similar terms have the meaning set forth in Rule 13d-3 under the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated pursuant thereto; provided that any Person shall be deemed to beneficially own any securities that such Person has the right to acquire, whether or not such right is exercisable immediately (including assuming exercise of all Warrants, if any, owned by such Person).

“Bloomberg” means Bloomberg Financial Markets.

“Board” means the board of directors of the Company.

“Business Day” means any day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by law to be closed.

“Company” has the meaning set forth in the Preamble.

“Cash Exercise” has the meaning set forth in Section 1.2.

“Common Stock” has the meaning set forth in the Preamble.

“Determination Date” has the meaning set forth in Section 6.11.

“Equity-Linked Securities” has the meaning set forth in Section 6.6.

“Excluded Issuances” has the meaning set forth in Section 6.6.

“Exercise by Net Share Settlement” has the meaning set forth in Section 1.3.

“Exercise Price” means $0.01 per share, subject to all adjustments from time to time pursuant to the provisions of Section 6.

“Expiration Date” has the meaning set forth in the Preamble.

“Foreign Thresholds” has the meaning set forth in the Section 1.1.

“Governmental Authority” means any government, court, regulatory or administrative agency, commission, arbitrator or authority or other legislative, executive or judicial governmental entity (in each case including any self-regulatory organization), whether federal, state or local, domestic, foreign or multinational.

“Holder” has the meaning set forth in the Preamble.

“HSR Act” has the meaning set forth in Section 1.1.

“HSR Threshold” has the meaning set forth in Section 1.1.

“Independent Financial Expert” means a nationally recognized accounting, investment banking or consultant firm, which firm does not have a material financial interest or other material economic relationship with either the Company or any of its Affiliates or the Holder or any of its Affiliates that is, in the good faith judgment of the Board, qualified to perform the task for which it has been engaged.

“Investment Agreement” has the meaning set forth in the Preamble.

“Issue Date” has the meaning set forth in the Preamble.

“Liquidity Event” has the meaning set forth in Section 7.

“Market Price” means, as of any date, (i) so long as the Common Stock continues to be traded on the NYSE on such date, the last reported sale price of the Common Stock on the Trading Day immediately prior to such date on the NYSE and (ii) if the Common Stock is not traded on the NYSE on such date, the closing sale price of the Common Stock on the Trading Day immediately prior to such date as reported in the composite transactions for the principal U.S. national securities exchange or market on which the Common Stock is so listed or traded, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national securities exchange or market on which the Common Stock is so listed or traded on the Trading Day immediately prior to such date, or if the Common Stock is not so listed or traded on a U.S. national securities exchange or market, the last closing bid price of the Common Stock in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if that bid price is not available, the market price of the Common Stock on the Trading Day immediately prior to such date as determined by an Independent Financial Expert appointed for such purpose, using one or more valuation methods that the Independent Financial Expert in its best professional judgment determines to be most appropriate, assuming such securities are fully distributed and are to be sold in an arm’s-length transaction and there was no compulsion on the part of any party to such sale to buy or sell and taking into account all relevant factors.

All references herein to the “closing sale price” and “last reported sale price” of the Common Stock on the NYSE shall be such closing sale price and last reported sale price as reflected on the website of the NYSE (www.nyse.com).

“New Credit Agreement” means the credit agreement, dated as of November 9, 2023, by and among KORE Wireless Group Inc., as borrower, Maple Intermediate Holdings Inc., Whitehorse Capital Management, LLC, as administrative agent and collateral agent, UBS Securities LLC, as joint lead arranger and bookrunner, and each lender from time to time party thereto.

“NYSE” means The New York Stock Exchange.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity, including a Governmental Authority.

“Portfolio Company” means any corporation, limited liability company, trust, joint venture, association, company, partnership, collective investment scheme or other entity in which a Person has invested, directly or indirectly.

“Reference Price” has the meaning set forth in Section 6.6.

“Rights” has the meaning set forth in Section 6.3.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Shareholder Rights Plan” has the meaning set forth in Section 6.3.

“Spin-Off” has the meaning set forth in Section 6.4.

“Subsidiary,” when used with respect to any Person, means any corporation, limited liability company, partnership, association, trust or other entity of which (x) securities or other ownership interests representing 50% or more of the ordinary voting power (or, in the case of a partnership, 50% or more of the general partnership interests) or (y) sufficient voting rights to elect at least a majority of the board of directors or other governing body are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Trading Day” means a day on which trading in the Common Stock (or other applicable security) generally occurs on the principal exchange or market on which the Common Stock (or other applicable security) is then listed or traded; provided that if the Common Stock (or other applicable security) is not so listed or traded, “Trading Day” means a Business Day.

“Transfer Taxes” has the meaning set forth in Section 2.

“Warrant” has the meaning set forth in the Preamble.

“Warrant Share” has the meaning set forth in the Preamble.

1. Exercise of Warrant.

1.1 General Exercise. This Warrant may be exercised in whole or in part by the Holder at any time and from time to time on or prior to the close of business on the Expiration Date; provided, however, that if such exercise or the Automatic Exercise (as defined below) would result in the Holder acquiring beneficial ownership of Common Stock (together with all other Common Stock owned by the Holder at such time) with a value of or in excess of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated thereunder (the “HSR Act”), notification threshold applicable to the Holder (the “HSR Threshold”), or with a value of or in excess of the notification thresholds of applicable competition or merger control laws of other jurisdictions applicable to the Holder (“Foreign Thresholds”), and no exemption to filing a notice and report form under the HSR Act or applicable competition or merger control laws of other jurisdictions, as the case may be, are applicable, then only the exercise of such portion of this Warrant, which when exercised does not exceed the HSR Threshold or Foreign Thresholds, shall be exercised and the Purchase Form attached hereto as Exhibit A (the “Purchase Form”) and/or Notice of Exercise by Net Share Settlement (defined below) and/or the Automatic Exercise shall be deemed to relate only to such portion of this Warrant, in which case the exercise of the remaining portion of this Warrant in excess of the HSR Threshold or Foreign Thresholds shall not occur until the expiration or early termination of the applicable waiting periods; provided, further, that in the event of an Automatic Exercise, the Expiration Date shall automatically be extended until the Business Day following the expiration of the applicable waiting period. If an HSR Act filing or other regulatory filing is required in connection with the exercise of this Warrant, then each of Company and Holder: (i) shall, as promptly as practicable, make such filing with the appropriate regulatory authority; (ii) shall, and shall cause its Affiliates to, furnish to the other party such necessary information (to the extent consistent with any applicable law) and reasonable assistance as the other party may request to determine whether such filing is required and in connection with its preparation of such filing; and (iii) shall, and shall cause its Affiliates (including for purposes of this clause (ii), portfolio companies) to, furnish, as promptly as practicable and after consultation with the other party, any additional information that may be requested by the relevant regulatory authority in connection with such HSR Act filing or other regulatory filing. Any exercise of this Warrant may be conditioned upon the occurrence of (a) a sale of the Warrant Shares or (b) any event described in Section 8.3(iii) (in the case of clause (b), such conditional exercise shall be deemed revoked if such event or transaction does not occur on the date, or within the dates, specified in the applicable notice provided by or on behalf of the Company pursuant to Section 8 (if such a notice was provided)).

1.2 Exercise for Cash. This Warrant may be exercised (a “Cash Exercise”) by delivering this Warrant to the Company at its principal executive office, or at the office of its stock transfer agent, if any, accompanied by (i) the Purchase Form duly completed and executed on behalf of the Holder and (ii) a payment to the Company in the amount equal to the Exercise Price multiplied by the number of Warrant Shares in respect of which this Warrant is then exercised, plus all taxes required to be paid by the Holder, if any, pursuant to Section 2.

1.3 Exercise by Net Share Settlement. This Warrant may be exercised, in whole or in part (an “Exercise by Net Share Settlement”), into the number of Warrant Shares determined in accordance with this Section 1.3 by delivering this Warrant to the Company at its principal executive office, or at the office of its stock transfer agent, if any, accompanied by (i) the Notice of Exercise by Net Share Settlement attached hereto as Exhibit B (the “Notice of Exercise by Net Share Settlement”) duly completed and executed on behalf of the Holder and (ii) a payment to the Company for any taxes required to be paid by the Holder, if any, pursuant to Section 2. In the event of an Exercise by Net Share Settlement, the Company shall issue to the Holder a number of Warrant Shares (rounded to the nearest whole number) computed using the following formula:

X=	Y × (A - B) A

Where:

X	=	the net number of shares of Common Stock to be issued to the Holder pursuant to the Exercise by Net Share Settlement;

Y	=	the gross number of shares of Common Stock in respect of which the Exercise by Net Share Settlement is made;

A	=	the Market Price as of the date the Notice of Exercise by Net Share Settlement is delivered; and

B	=	the Exercise Price.

1.4 Issuance of Certificate(s); Authorization. Upon surrender of this Warrant and full compliance with each of the other requirements in Section 1.2, in the case of a Cash Exercise, and Section 1.3, in the case of an Exercise by Net Share Settlement, the Company shall promptly, and in any event, within two Trading Days, either, at the Holder’s option, (i) issue and cause to be delivered a certificate or certificates or (ii) instruct its transfer agent to register in book entry form, in either case to the Holder, or upon the written request of the Holder, in and to such name or names as the Holder may designate, a certificate or certificates (or book entry shares) for the number of Warrant Shares issuable upon the Cash Exercise or the Exercise by Net Share Settlement, as the case may be. Such certificate or certificates (or book entry shares) shall not be deemed to have been issued, and any person so designated to be named therein shall not be deemed to have become or have any rights of a holder of record of such Warrant Shares, until all requirements set forth in Section 1.2, in the case of a Cash Exercise, and Section 1.3, in the case of an Exercise by Net Share Settlement, have been fully met by the Holder. The certificate(s) (or book entry shares) representing the Warrant Shares acquired upon the exercise of this Warrant shall bear the restrictive legend substantially in the form set forth on Exhibit C hereto; provided, that, upon the reasonable request of the Holder, at any time, and from time to time, when such legend is no longer required under the Securities Act or applicable state laws, the Company shall promptly remove such legend from any certificate or book entry representing the Warrant Shares (or issue one or more new certificates representing such Warrant Shares, which certificate(s) shall not contain a legend). The Company hereby represents and warrants that any Common Stock issued upon the exercise of this Warrant in accordance with the provisions of Sections 1.2 and/or 1.3 will be duly and validly authorized and issued, fully paid and nonassessable and free from all taxes, liens and charges (other than liens or charges created by the Holder or taxes in respect of any transfer occurring contemporaneously therewith). The Company agrees that the Warrant Shares so issued will be deemed to have been issued to the Holder (and the Holder shall be the beneficial owner thereof) as of the close of business on the date on which this Warrant and payment of the Exercise Price are delivered to the Company in accordance with the terms of this Warrant, notwithstanding that the stock transfer books of the Company may then be closed or certificates representing such Warrant Shares may not be actually delivered on such date.

1.5 Full or Partial Exercise. This Warrant shall be exercisable, at the election of the Holder, either in full or in part, and, in the event that this Warrant is exercised in respect of fewer than all of the Warrant Shares issuable on such exercise at any time prior to the Expiration Date, the Company shall, upon receipt of this Warrant from the Holder, promptly issue a new certificate evidencing the remaining Warrant, in a form substantially identical hereto, in the name of the Holder, and delivered to the Holder or to another Person that the Holder has designated for delivery as soon as practicable.

1.6 Automatic Exercise by Net Share Settlement. In the event that the Market Price on the Expiration Date is greater than the Exercise Price in effect on the Expiration Date, then unless the Holder shall have delivered to the Company prior to the Expiration Date a written notice expressly opting out of such automatic exercise and subject to Section 1.1 above, this Warrant shall automatically be deemed on and as of such date to be exercised pursuant to Section 1.3 above as to all Warrant Shares for which it shall not previously have been exercised (the “Automatic Exercise”), and the Company shall, within a reasonable time, deliver a certificate (or book entry shares) representing the Warrant Shares (or such other securities) issued upon such exercise to Holder.

2. Payment of Taxes. The Company shall pay any and all documentary, stamp and similar issue or transfer tax (“Transfer Taxes”) due or payable in connection with the issuance of this Warrant, any Warrant Shares or any certificates for Warrant Shares and this Warrant, any Warrant Shares and any certificates for Warrant Shares shall be issued in the name of the Holder or in such name or names (provided that the Holder has complied with the restrictions on transfer set forth in the Investment Agreement) as may be directed by the Holder; provided, however, that in the event Warrant Shares or certificates for Warrant Shares are to be issued in a name other than the name of the Holder, (i) this Warrant when surrendered for exercise shall be accompanied by a properly executed assignment in form attached as Exhibit D hereto, (ii) the Company shall not be required to pay any Transfer Taxes that may be payable in respect of such issue, and (iii) no such issue shall be made unless and until the Person requesting such issue has paid to the Company the amount of any such Transfer Taxes or has established to the satisfaction of the Company that such Transfer Taxes has been paid or is not payable.

3. Mutilated, Missing or Lost Warrant. In the event that this Warrant shall be mutilated, lost, stolen or destroyed, the Company shall issue and countersign, in exchange and substitution for and upon cancellation of the mutilated Warrant, or in lieu of and substitution for its loss, theft or destruction, a new Warrant with identical terms, representing an equivalent number of Warrant Shares and dated the same date as this Warrant that was mutilated, lost, stolen or destroyed, but only upon receipt of customary evidence and indemnity or other security reasonably satisfactory to the Company of the loss, theft or destruction of this Warrant.

4. Reservation of Warrant Shares.

4.1 At all times prior to the Expiration Date, the Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of issuance upon the exercise of this Warrant, a number of shares of Common Stock equal to the aggregate Warrant Shares issuable upon the exercise of this Warrant. The Company shall use reasonable best efforts to take all such actions as may be necessary to ensure that all such shares of Common Stock may be so issued without violating the Company’s governing documents, any agreements to which the Company is a party, and any requirements of any national securities exchange upon which shares of Common Stock may be listed or any applicable laws. The Company shall not take any action which would cause the number of authorized but unissued shares of Common Stock to be less than the number of such shares required to be reserved hereunder for issuance upon exercise of this Warrant.

4.2 The Company covenants that it will take such actions as may be necessary or appropriate in order that all Warrant Shares issued upon exercise of this Warrant will, upon issuance in accordance with the terms of this Warrant, be fully paid and non-assessable, and free from any and all (i) security interests created by or imposed upon the Company and (ii) taxes, liens and charges with respect to the issuance thereof. If at any time prior to the Expiration Date the number and kind of authorized but unissued shares of the Company’s capital stock shall not be sufficient to permit exercise in full of this Warrant, the Company will as promptly as practicable take such corporate action as may, in the opinion of its counsel, be reasonably necessary to increase its authorized but unissued shares to such number of shares as shall be sufficient for such purposes. Without limiting the generality of the foregoing, the Company will not increase the stated or par value per share, if any, of the Common Stock above the Exercise Price per share in effect immediately prior to such increase in stated or par value.

4.3 The Company represents and warrants to the Holder that the issuance of this Warrant and the issuance of shares of Common Stock upon exercise thereof in accordance with the terms hereof will not constitute a breach of, or a default under, any other agreements to which the Company is a party.

5. Fractional Shares. No fractional Warrant Shares, or scrip for any such fractional Warrant Shares, shall be issued upon the exercise of this Warrant. If any fraction of a share of Common Stock would, except for the provisions of this Section 5, be issuable on the exercise of this Warrant, the Holder shall be entitled to receive a cash payment equal to the Market Price of the Common Stock less the Exercise Price for such fractional share.

6. Anti-dilution Adjustments and Other Rights. The Exercise Price and number of Warrant Shares issuable upon exercise of this Warrant shall be subject to adjustment from time to time as follows:

6.1 Adjustment to Exercise Price. Upon any adjustment to the number of Warrant Shares for which this Warrant is exercisable pursuant to Sections 6.2, 6.3, 6.4, 6.5 and 6.6, the Exercise Price shall immediately be adjusted to equal the quotient obtained by dividing (i) the aggregate Exercise Price of the maximum number of Warrant Shares for which this Warrant was exercisable immediately prior to such adjustment by (ii) the number of Warrant Shares for which this Warrant is exercisable immediately after such adjustment; provided, however, that the Exercise Price with respect to the new number of Warrant Shares for which this Warrant is exercisable resulting from any such adjustment shall not be less than $0.01 per share.

6.2 Stock Dividend or Split. If the Company issues shares of Common Stock as a dividend or distribution on shares of the Common Stock, or effects a subdivision or share split or share combination or reverse splitting, or shall increase or decrease the number of shares of Common Stock outstanding by reclassification of its Common Stock, then in each case, the number of Warrant Shares for which this Warrant is exercisable will be adjusted based on the following formula:

NS’ = NS0 ×	OS’
OS0

where,

NS’	=	the number of Warrant Shares for which this Warrant is exercisable in effect immediately after such event

NS0	=	the number of Warrant Shares for which this Warrant is exercisable in effect immediately prior to such event

OS’	=	the number of shares of Common Stock outstanding immediately after such event

OS0	=	the number of shares of Common Stock outstanding immediately prior to such event.

Such adjustment shall become effective, in the case of a dividend or distribution on shares of the Common Stock, immediately after 5:00 p.m., New York City time, on the date fixed for determination of stockholders entitled to receive such dividend or distribution, or, in the case of a subdivision, share split, share combination, reverse split, or reclassification of Common Stock, immediately prior to the effective time of such event. The Company will not pay any dividend or make any distribution on shares of Common Stock held in treasury by the Company. If any dividend or distribution of the type described in this Section 6.2 is declared but not so paid or made, the number of Warrant Shares for which this Warrant is exercisable shall again be adjusted to the number of Warrant Shares for which this Warrant is exercisable that would then be in effect if such dividend or distribution had not been declared.

6.3 Rights or Warrants. If the Company issues to all or substantially all holders of its Common Stock any rights or warrants entitling them to subscribe for or purchase shares of Common Stock, subject to the last paragraph of this Section 6.3, at a price per share less than the Market Price per share of Common Stock on the Business Day immediately preceding the date of announcement of such issuance, the number of Warrant Shares for which this Warrant is exercisable will be adjusted based on the following formula:

NS’ = NS0 ×	OS0 + X OS0 + Y

where,

NS’	=	the number of Warrant Shares for which this Warrant is exercisable in effect immediately after such event

NS0	=	the number of Warrant Shares for which this Warrant is exercisable in effect immediately prior to such event

OS0	=	the number of shares of Common Stock outstanding immediately prior to such event

X	=	the total number of shares of Common Stock issuable pursuant to such rights (or warrants)

Y	=	the number of shares of Common Stock equal to the aggregate price payable to exercise such rights (or warrants) divided by the Market Price per share of Common Stock as of the record date.

Such adjustment shall be successively made whenever any such rights or warrants are issued and shall become effective immediately after 5:00 p.m., New York City time, on the date fixed for determination of stockholders entitled to receive such rights or warrants. The Company shall not issue any such rights, options or warrants in respect of shares of Common Stock held in treasury by the Company. To the extent that shares of Common Stock are not delivered after the expiration of such rights or warrants, the number of Warrant Shares for which this Warrant is exercisable shall be readjusted to the number of Warrant Shares for which this Warrant is exercisable that would then be in effect had the adjustments made upon the issuance of such rights or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. If such rights or warrants are not so issued, the number of Warrant Shares for which this Warrant is exercisable shall again be adjusted to be the number of Warrant Shares for which this Warrant is exercisable that would then be in effect if such date fixed for the determination of stockholders entitled to receive such rights or warrants had not been fixed. No adjustment shall be made pursuant to this Section 6.3 which shall have the effect of decreasing the number of Warrant Shares issuable upon exercise of this Warrant.

In determining whether any rights or warrants entitle the holders to subscribe for or purchase shares of Common Stock at less than such Market Price, and in determining the aggregate price payable to exercise such rights or warrants, there shall be taken into account any consideration received by the Company for such rights or warrants and any amount payable on exercise thereof, the value of such consideration, if other than cash, to be determined in good faith by the Board.

In the event the Company adopts or implements a shareholder rights plan (a “Shareholder Rights Plan”) pursuant to which rights (“Rights”) are distributed to the holders of Common Stock of the Company and such Shareholder Rights Plan provides that each Warrant Share issued upon exercise of this Warrant at any time prior to the distribution of separate certificates representing such Rights will be entitled to receive such Rights, then there shall not be any adjustment to the number of Warrant Shares described in this Section 6.3 at any time prior to the distribution of separate certificates representing such Rights. If, however, prior to any exercise, the Rights have separated from the Common Stock, the number of Warrant Shares for which this Warrant is exercisable shall be adjusted at the time of separation as described in this Section 6.3 (unless the Holder or any of its Affiliates (as defined in the Shareholder Rights Plan) or Associates (as defined in the Shareholder Rights Plan) is an Acquiring Person (as defined in the Shareholder Rights Plan), in which case no adjustment shall be made pursuant to this Section 6.3 in respect of such Rights).

6.4 Other Distributions. If the Company fixes a record date for the making of any distribution of shares of its capital stock, other securities, evidences of indebtedness or other assets or property of the Company to all or substantially all holders of the Common Stock, excluding:

(i) dividends or distributions and rights or warrants referred to in Section 6.2 or 6.3; and

(ii) dividends or distributions paid exclusively in cash referred to in Section 6.5;

then the number of Warrant Shares for which this Warrant is exercisable will be adjusted based on the following formula:

NS’ = NS0 ×	SP0_
SP0 - FMV

where,

NS’	=	the number of Warrant Shares for which this Warrant is exercisable in effect immediately after such distribution

NS0	=	the number of Warrant Shares for which this Warrant is exercisable in effect immediately prior to such distribution

SP0	=	the Market Price per share of Common Stock on the last Trading Day immediately preceding the first date on which the Common Stock trades regular way without the right to receive such distribution

FMV	=	the fair market value (as determined in good faith by the Board) of the shares of capital stock, other securities, evidences of indebtedness, assets or property distributed with respect to each outstanding share of Common Stock on the record date for such distribution.

Such adjustment shall become effective immediately after 5:00 p.m., New York City time, on the date fixed for the determination of stockholders entitled to receive such distribution. Such adjustment shall be made successively whenever such a record date is fixed with respect to a subsequent event.

With respect to an adjustment pursuant to this Section 6.4 where there has been a payment of a dividend or other distribution on the Common Stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a Subsidiary or other business unit (a “Spin-Off”), the number of Warrant Shares for which this Warrant is exercisable in effect immediately before 5:00 p.m., New York City time, on the record date fixed for determination of stockholders entitled to receive the distribution will be increased based on the following formula:

NS’ = NS0 ×	FMV0 + MP0
MP0

where,

NS’	=	the number of Warrant Shares for which this Warrant is exercisable in effect immediately after such distribution

NS0	=	the number of Warrant Shares for which this Warrant is exercisable in effect immediately prior to such distribution

FMV0	=	the average of the Market Prices of the capital stock or similar equity interest distributed to holders of Common Stock applicable to one share of such stock or equity interest over the first 10 consecutive Trading Day period after the effective date of the Spin-Off

MP0	=	the average of the Market Prices of Common Stock over the first 10 consecutive Trading Day period after the effective date of the Spin-Off.

Such adjustment shall become effective on the tenth consecutive Trading Day from, and including, the effective date of the Spin-Off. No adjustment shall be made pursuant to this Section 6.4 which shall have the effect of decreasing the number of Warrant Shares issuable upon exercise of this Warrant.

6.5 Cash Dividend. If the Company makes any cash dividend or distribution during any quarterly fiscal period (excluding any cash distributions in connection with the Company’s liquidation, dissolution or winding up) to all or substantially all holders of Common Stock, the number of Warrant Shares for which this Warrant is exercisable will be adjusted based on the following formula:

NS’ = NS0 ×	SP0
SP0 - C

where,

NS’	=	the number of Warrant Shares for which this Warrant is exercisable in effect immediately after the record date for such distribution

NS0	=	the number of Warrant Shares for which this Warrant is exercisable in effect immediately prior to the record date for such distribution

SP0	=	the Market Price per share of the Common Stock on the last Trading Day immediately preceding the first date on which the Common Stock trades regular way without the right to receive such distribution

C	=	the amount in cash per share the Company distributes to holders of Common Stock.

Such adjustment shall become effective immediately after 5:00 p.m., New York City time, on the date fixed for the determination of stockholders entitled to receive such distribution. No adjustment shall be made pursuant to this Section 6.5 which shall have the effect of decreasing the number of Warrant Shares issuable upon exercise of this Warrant.

6.6 Dilutive Issuances. If the Company issues shares of Common Stock or any other security convertible into, exercisable or exchangeable for Common Stock (such Common Stock or other security, “Equity-Linked Securities”) (other than in Excluded Issuances or a transaction to which Sections 6.3 or 6.4 applies), for a consideration per share of Common Stock (or conversion, exercise or exchange price per share of Common Stock; provided that, with respect to the issuance of any “penny warrants” or other Common Stock or Equity-Linked Securities that are issued for other than specific cash consideration, including in connection with an incurrence of indebtedness or the issuance of non-convertible preferred stock (collectively, “Specified Equity”), the consideration for purposes of this Section 6.6, including “B” in the formula below, shall be deemed to be the Market Price of the Common Stock underlying such warrants, Common Stock or Equity-Linked Securities as of the day prior to their respective issuance (the “Specified Equity Deemed Cash Consideration”)) less than the Market Price on November 15, 2023 (after giving effect to any applicable adjustments pursuant to Sections 6.1 through 6.5, the “Reference Price”), the number of Warrant Shares for which this Warrant is exercisable will be adjusted based on the following formula:

NS’ = NS0 ×	OS0 + A
OS0 + B

where,

NS’	=	the number of Warrant Shares for which this Warrant is exercisable in effect immediately after such event

NS0	=	the number of Warrant Shares for which this Warrant is exercisable in effect immediately prior to such event

OS0	=	the number of shares of Common Stock outstanding immediately prior to such event (treating for this purpose as outstanding all shares of Common Stock issuable upon (i) conversion, exchange or exercise of all convertible, exchangeable or exercisable securities of the Company and (ii) exercise or vesting of any equity awards of the Company, including options and restricted stock units (using the treasury stock method as determined by the Company))

A	=	the maximum number of additional shares of Common Stock issued (or into which Equity-Linked Securities may be converted)

B	=	the number of shares of Common Stock (or into which such Equity-Linked Securities may be converted) that would have been issued assuming such additional shares of Common Stock had been issued or deemed issued at the Reference Price (such amount determined by dividing the aggregate consideration receivable by the Company for the total number of shares of Common Stock to be issued (or into which such Equity-Linked Securities may be converted) by the Reference Price).

Such adjustment shall become effective immediately after 5:00 p.m., New York City time, on the date of such issuance of such Common Stock of Equity-Linked Securities, as applicable. No adjustment shall be made pursuant to this Section 6.6 which shall have the effect of decreasing the number of Warrant Shares issuable upon exercise of this Warrant.

For purposes of this Section 6.6, (A) the aggregate consideration receivable by the Company in connection with the issuance of such shares of Common Stock or Equity-Linked Securities shall be deemed to be equal to the sum of (x) the purchase price payable solely in cash for such securities or, in the case of any Specified Equity, the Specified Equity Deemed Cash Consideration, plus (y) the minimum aggregate amount, if any, payable upon conversion, exercise or exchange of any such Equity-Linked Securities into or for shares of Common Stock, plus (z) the fair market value (as determined in good faith by the Board) of any consideration that consists all or in part of property other than cash; and (B) “Excluded Issuances” means issuances of Common Stock or Equity-Linked Securities (i) as consideration for an acquisition of businesses and/or related assets, (ii) pursuant to employee benefit plans and compensation related arrangements approved by the Board, (iii) in connection with the conversion, exercise or exchange of any Equity-Linked Security pursuant to its terms or (iv) in the case of any Equity-Linked Securities, any warrants issued pursuant to the Investment Agreement or in connection with future incurrences or issuances of indebtedness of the Company or its Subsidiaries that is permitted under the Credit Agreement and the Investment Agreement.

6.7 No Adjustment if Participating. Notwithstanding the foregoing provisions of this Section 6, no adjustment shall be made thereunder for any distribution described therein if the Holder will otherwise participate in the distribution with respect to its Warrant Shares without exercise of this Warrant (without giving effect to any separate exercise of preemptive rights).

6.8 [Reserved].

6.9 No Adjustment. No adjustment to the Exercise Price or the number of Warrant Shares for which this Warrant is exercisable need be made:

6.9.1 upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of the Company and the investment of additional optional amounts in shares of Common Stock under any plan;

6.9.2 upon the issuance of any shares of Common Stock or options or rights to purchase shares of Common Stock pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Company or any of its Subsidiaries;

6.9.3 upon the issuance of any shares of Common Stock pursuant to any option, warrant, right, or other exercisable, exchangeable or convertible security not described in Section 6.2 and outstanding as of the date this Warrant was first issued; or

6.9.4 for a change in the par value of the Common Stock.

6.10 Calculations. All adjustments made to the Exercise Price pursuant to this Section 6 shall be calculated to the nearest one-ten-thousandth of a cent ($0.000001), and all adjustments made to the Warrant Shares issuable upon exercise of each Warrant pursuant to this Section 6 shall be calculated to the nearest one-ten-thousandth of a Warrant Share (0.000001). Except as described in this Section 6, the Company will not adjust the Exercise Price and the number of Warrant Shares for which this Warrant is exercisable.

No adjustments of the Exercise Price or the number of Warrant Shares issuable upon the exercise of this Warrant that would otherwise be required shall be made unless and until such adjustment either by itself or with other adjustments not previously made increases or decreases by at least 0.1% the Exercise Price or the number of Warrant Shares issuable upon the exercise of this Warrant immediately prior to the making of such adjustment. Any adjustment representing a change of less than such minimum amount shall be carried forward and made as soon as such adjustment, together with other adjustments required by this Section 6 and not previously made, would result in a minimum adjustment.

6.11 Adjustment Event. In any case in which this Section 6 provides that an adjustment shall become effective on (i) a record date or record date for an event, (ii) the date fixed for the determination of stockholders entitled to receive a dividend or distribution pursuant to this Section 6 or (iii) a date fixed for the determination of stockholders entitled to receive rights or warrants pursuant to this Section 6 (each a “Determination Date”), the Company may elect to defer until the occurrence of the applicable Adjustment Event (x) issuing to the Holder of any Warrant exercised after such Determination Date and before the occurrence of such Adjustment Event, the additional shares of Common Stock or other securities issuable upon such exercise by reason of the adjustment required by such Adjustment Event over and above the Common Stock issuable upon such exercise before giving effect to such adjustment and (y) paying to such holder any amount in cash in lieu of any fraction pursuant to Section 5. For purposes of this Section 6, the term “Adjustment Event” shall mean:

(A) in any case referred to in clause (i) hereof, the occurrence of such event;

(B) in any case referred to in clause (ii) hereof, the date any such dividend or distribution is paid or made; and

(C) in any case referred to in clause (iii) hereof, the date of expiration of such rights or warrants.

6.12 Number of Shares Outstanding. For purposes of this Section 6, the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock. The Company will not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Company.

6.13 Successive Adjustments. Successive adjustments in the Exercise Price and the number of Warrant Shares for which this Warrant is exercisable shall be made, without duplication, whenever any event specified in this Section 6 shall occur.

6.14 Adjustment for Unspecified Actions. If the Company takes any action affecting the Common Stock, other than action described in this Section 6, which in the opinion of the Board would materially adversely affect the exercise rights of the Holder, the Exercise Price for this Warrant and/or the number of Warrant Shares received upon exercise of this Warrant may be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as the Board may determine in good faith to be equitable in the circumstances; provided, however, that in no event shall any adjustment have the effect of increasing the Exercise Price or decreasing the number of Warrant Shares for which this Warrant may be exercised.

7. Liquidity Event. Any Change of Control (as defined in the Investment Agreement) or any other recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company’s assets or other transaction, which, in each case, is effected in such a way that all of the holders of Common Stock are entitled to receive (either directly or upon subsequent related dividend, distribution or liquidation) cash, stock, securities or assets (or a combination of the foregoing) with respect to or in exchange for Common Stock (other than a transaction that triggers an adjustment pursuant to Section 6.1, 6.2, 6.3, 6.4 or 6.5) is referred to herein (together with any such Change of Control) as a “Liquidity Event.” In connection with any Liquidity Event, each Holder shall have the right to acquire and receive, upon exercise of this Warrant, such cash, stock, securities or other assets or property as would have been issued or payable in such Liquidity Event with respect to or in exchange, as applicable, for the number of Warrant Shares that would have been issued upon exercise of this Warrant, if this Warrant had been exercised immediately prior to the occurrence of such Liquidity Event. The Company shall not effect any Liquidity Event unless simultaneously with the consummation thereof, the surviving or resulting Person (if other than the Company), or the acquiror, in the case of a sale of all or substantially all of the Company’s assets, resulting from such Liquidity Event shall assume in all material respects (including with respect to the provisions of Section 6 and this Section 7), the obligation to deliver to the Holder such cash, stock, securities or other assets or property which, in accordance with the foregoing provision, the Holder shall be entitled to receive upon exercise of this Warrant. The provisions of this Section 7 shall similarly apply to successive Liquidity Events.

8. Notices.

8.1 Notices Generally. Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed or sent (i) to the Company at its principal executive offices and (ii) to the Holder at the Holder’s address as it appears in the stock records of the Company (unless otherwise indicated by the Holder in writing) and to such other persons identified in Exhibit E hereto (as may be revised by the Holder in writing).

8.2 Notice of Adjustment. Whenever the Exercise Price or the number of Warrant Shares and other property, if any, issuable upon the exercise of this Warrant is adjusted, as herein provided, the Company shall deliver to the Holder a certificate of its Chief Financial Officer setting forth, in reasonable detail, the event requiring the adjustment and the method by which such adjustment was calculated and specifying the Exercise Price and the number of

Warrant Shares issuable upon exercise of this Warrant after giving effect to such adjustment. Notwithstanding the foregoing, if the Holder objects to the Exercise Price and the number of Warrant Shares issuable upon exercise of this Warrant (after giving effect to the proposed adjustment) set forth in the certificate provided by the Company’s Chief Financial Officer, the Company shall promptly obtain a certificate of an Independent Financial Expert appointed for such purpose setting forth the same information and detail as required in the immediately preceding sentence, and such certificate shall be used for the basis to effect the applicable adjustment to the Exercise Price and the number of Warrant Shares issuable upon exercise of this Warrant.

8.3 Notice of Certain Transactions. In the event the Company shall propose to (i) distribute any dividend or other distribution to all holders of its Common Stock or options, warrants or other rights to receive such dividend or distribution, (ii) offer to all holders of its Common Stock rights to subscribe for or to purchase any securities convertible into shares of Common Stock or shares of stock of any class or any other securities, rights or options, (iii) effect any capital reorganization, reclassification, consolidation or merger, (iv) effect the voluntary or involuntary dissolution, liquidation or winding-up of the Company or (v) make a tender offer or exchange offer with respect to the Common Stock, the Company shall promptly send to the Holder a notice of such proposed action or offer at their addresses as set forth in Section 8.1, which shall specify the record date for the purposes of such dividend, distribution or rights, or the date such issuance or event is to take place and the date of participation therein by the holders of Common Stock, if any such date is to be fixed, and shall briefly indicate the effect, if any, of such action on the Common Stock and on the number and kind of any other shares of stock and on property, if any, and the number of shares of Common Stock and other property, if any, issuable upon exercise of this Warrant and the Exercise Price after giving effect to any such adjustment pursuant to Section 6 which will be required as a result of such action. Such notice shall be given as promptly as possible and, in any case, at least fourteen (14) days prior to the date of the taking of such action, or participation therein, by the holders of Common Stock.

9. Registration Rights. The Holder of this Warrant shall have such registration rights for the Warrant Shares as provided in that certain Amended and Restated Investor Rights Agreement, dated as of November 15, 2023, as may be amended, by and among the Company, Searchlight IV KOR, L.P., and the other stockholders of the Company party thereto.

10. Tax Matters.

10.1 Tax Treatment. The Company and the Holder agree that (i) it is intended that, for U.S. federal income tax purposes, the existence of this Warrant will be ignored and the Holder will be treated as owning the Warrant Shares underlying this Warrant and (ii) except to the extent otherwise required by a “determination” within the meaning of Section 1313(a) of the Internal Revenue Code of 1986, as amended, (or any similar provision of state, local or non-U.S. law), neither the Company nor the Holder shall take any position inconsistent with such treatment on any tax return, in any tax proceeding or otherwise.

10.2 Withholding. The Company shall be entitled to deduct and withhold from any amounts payable with respect to the Warrant, any Warrant Shares or any certificates for Warrant Shares any taxes required to be so deducted and withheld under applicable law. To the extent that any amounts are so deducted or withheld and paid over to the appropriate Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. The Company shall cooperate in good faith with the Holders to minimize or eliminate any such withholding or deduction, including by giving the Holders an opportunity to provide additional information or to apply for an exemption from, or a reduced rate of, withholding.

11. No Rights as Stockholder until Exercise. This Warrant does not entitle the Holder to any of the rights as a stockholder of the Company with respect to the Warrant Shares prior to the exercise hereof, including, without limitation, the right to receive dividends or other distributions, exercise any rights to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter. No provision hereof and no mere enumeration herein of the rights or privileges of any Holder shall give rise to any liability of such Holder for the Exercise Price hereunder or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

12. Successors and Assigns. The terms and provisions of this Warrant shall inure to the benefit of, and be binding upon, the Company and the Holder and their respective successors and permitted assigns. The Holder may assign or transfer this Warrant in accordance with Section 5.06 of the Investment Agreement.

13. Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to conflict of law principles.

14. Severability. In the event that one or more of the provisions of this Warrant shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Warrant, but this Warrant shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

15. Change or Waiver. Any term of this Warrant may be changed or waived only by an instrument in writing signed by the party against which enforcement is sought.

16. Headings. The headings in this Warrant are for purposes of reference only and shall not limit or otherwise affect the meaning of any provision of this Warrant.

17. Counterparts. This Warrant may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

18. No Inconsistent Agreements. The Company shall not, on or after the date hereof, enter into any agreement with respect to its securities which conflicts with the rights granted to the Holder in this Warrant. The Company represents and warrants to the Holder that the rights granted hereunder do not in any way conflict with the rights granted to holders of the Company’s securities under any other agreements.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have each caused this Warrant to be duly executed as of the date first written above.

KORE GROUP HOLDINGS, INC.

By:	/s/ Romil Bahl
Name: Romil Bahl
Title: Chief Executive Officer

SEARCHLIGHT IV KOR, L.P.

By:	/s/ Andrew Frey
Name: Andrew Frey
Title: Authorized Person

[Signature Page to Penny Warrant of KORE Group Holdings, Inc.]

EXHIBIT A TO WARRANT

PURCHASE FORM

To: KORE Group Holdings, Inc., a Delaware corporation                  Dated:

The undersigned hereby irrevocably elects to purchase ___________ shares of Common Stock of KORE Group Holdings, Inc., a Delaware corporation, pursuant to Section 1.2 of the attached Warrant and herewith makes payment of $__________, representing the full purchase price for such shares at the Exercise Price provided for in the Warrant.

Signature:

Address:

A-1

EXHIBIT B TO WARRANT

NOTICE OF EXERCISE BY NET SHARE SETTLEMENT FORM

To: KORE Group Holdings, Inc., a Delaware corporation                  Dated:

The undersigned hereby irrevocably elects to exchange the Warrant for a total of _________ shares of Common Stock of KORE Group Holdings, Inc., a Delaware corporation, pursuant to the Exercise by Net Share Settlement provisions of Section 1.3 of the attached Warrant.

Signature:

Address:

B-1

EXHIBIT C TO WARRANT

FORM OF RESTRICTIVE LEGEND

THE SECURITIES (INCLUDING THE COMMON STOCK WHICH MAY BE PURCHASED HEREUNDER) REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

THE SECURITIES (INCLUDING THE COMMON STOCK WHICH MAY BE PURCHASED HEREUNDER) REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH IN AN INVESTMENT AGREEMENT, DATED AS OF NOVEMBER 9, 2023, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE ISSUER.

C-1

EXHIBIT D TO WARRANT

ASSIGNMENT FORM

FOR VALUE RECEIVED, _____________ (the “Holder”) hereby sells, assigns and transfers all of the rights of the undersigned under the attached Warrant with respect to the number of shares of stock covered thereby set forth below unto:

Name of Assignee	Address	No. of Shares
(the “Assignee”)

HOLDER

Dated:

Signature:

ASSIGNEE

Dated:

Signature:

D-1

EXHIBIT E TO WARRANT

NOTICE

A copy of all notices provided to the Holder in accordance with the Warrant shall also be provided to the following (provided that delivery of such copy shall not constitute notice):

Searchlight IV KOR, L.P.

c/o Searchlight Capital Partners, L.P.

745 Fifth Avenue, 27th Floor

New York, NY 10151

Attention:	Andrew Frey
Nadir Nurmohamed
Email:	afrey@searchlightcap.com
nnurmohamed@searchlightcap.com

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention:	Steven A. Cohen, Esq.
Raaj S. Narayan, Esq.
Email:	SACohen@wlrk.com
RSNarayan@wlrk.com